Exhibit 99.1

Financial Report
October - December 2008

Margin Guidance Exceeded

Strong Cash Flow

(Stockholm, January 29, 2009) – – – For the three-month period ended December 31, 2008, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported a decline in consolidated net sales of 33% to $1,193 million including an organic sales decline of 26% compared to the same quarter 2007. Operating margin before severance and other restructuring costs was 1.1% (non-U.S. GAAP measure, see enclosed table).

The sales decline was in line with the Company’s revised guidance in December, while operating income was better than the breakeven level expected. The headcount has been reduced by 5,900 or nearly 14%, since July when the Company announced an action program which initially targeted a headcount reduction of 3,000 by the end of 2009.

Operations continued to generate a strong cash flow of $188 million and of $110 million before financing. Net debt decreased by 7% during the quarter to $1,195 million. At the end of the year, the Company had $489 million in cash and more than $650 million in unutilized credit facilities.

As guided, the Company reported a loss including severance and restructuring. Operating loss was $27 million, loss before taxes $47 million, net loss $38 million and loss per share $0.55. On a comparable basis, i.e. excluding severance and restructuring costs of $40 million, the Company reported an operating income of $13 million, loss before taxes of $7 million, net loss of $12 million and loss per share of $0.17 (non-U.S. GAAP measures, see enclosed table).

For the first quarter of 2009, the Company expects a decline in consolidated net sales of more than 45% with organic sales declining by approximately 40% and a negative operating margin in the range of 5 to 7% excluding restructuring costs.  See below under “Outlook”.

An earnings conference call will be held at 3:00 p.m. (CET) today January 29. To listen in, call (in Europe) +44-203-003-2665 and (in the U.S.) +1-866-966-5335 or access www.autoliv.com under “News/Calendar”.

4th quarter

Market Overview
During the fourth quarter 2008, global light vehicle production (LVP) is estimated by CSM and J.D. Power to have decreased by more than 20% while LVP in the Triad, where Autoliv generates close to 90% of its sales, dropped by approximately 25% compared to the same quarter 2007.

In Europe (including Eastern Europe), where Autoliv derives more than half of its revenues, LVP is estimated to have dropped by almost 30% according to preliminary figures. The important Western European market is estimated to have declined by approximately 30% and the Eastern market by close to 25%. The overall European LVP ended more than 20 percentage points weaker than expected at the beginning of the fourth quarter 2008.

In North America, which accounts for almost one quarter of consolidated revenues, LVP dropped by 26% which was 7 percentage points worse than expected at the beginning of the quarter. Light truck production decreased by 38% and car production by 10%. GM cut their production by 23%, Ford their production by 29% and Chrysler their production by 37%. The Asian and European vehicle manufacturers reduced their production in the region by 22%.

In Japan, which accounts for about one tenth of Autoliv’s consolidated sales, LVP was reduced by 18%. This reduction affected particularly the manufacturing levels for vehicles with higher safety content, for instance, vehicles for export to markets in North America and Western Europe.

In the Rest of the World (RoW), which accounts for more than one tenth of sales, LVP was expected to be flat but declined instead by 12%. This decline affected particularly China as well as export vehicles for North America and Western Europe with higher safety content.

Autoliv’s market is driven not only by vehicle production but also by the fact that vehicles are being equipped with more safety systems in response to new crash test programs and regulations. For instance, next month a more stringent crash-test rating program will be introduced by EuroNCAP. In the U.S., a similar revision of NHTSA’s crash-test rating program has been finalized and will be implemented by the fall of 2010.

Consolidated Sales
Consolidated net sales declined by 33% to $1,193 million compared to the same quarter 2007. Currency effects reduced sales by slightly more than 7%. The effect of acquisitions was immaterial. Consequently, organic sales (i.e. sales excluding currency effects, and acquisitions/ divestitures) declined by close to 26%. At the beginning of the quarter, organic sales were expected to decrease by 12%. However, customers then cut their production plans significantly, especially for December, resulting in Autoliv revising its guidance for organic sales for the fourth quarter to a decline of “more than 25%”.

The 26% reduction in organic sales reflects primarily the decline in LVP in Western Europe and in North America of almost 30% and 26%, respectively. Sales were also negatively affected by the mix of customers and vehicle models, particularly in Western Europe where the phase-outs and model change-overs were postponed for Europe’s two best-selling vehicle models, i.e. the Volkswagen Golf and the Renault Megane,  which are Autoliv’s largest contracts.

Sales by Product
Sales of airbag products (including steering wheels and electronics) decreased by slightly more than 31% to $784 million. Excluding negative currency effects of 6% and “the Tyco acquisition” effect of 1%, organic sales declined by 26%, slightly less than the overall decline in light vehicle production in the dominant markets for airbags, i.e. North America and Western Europe. The sales decline was less sharp for side-impact airbags due to the continuing trend of higher penetration rates for head curtain airbags.

Sales of seatbelt products (including seat sub-systems) dropped by 36% to $409 million. Excluding negative currency effects of 9%, organic sales declined by 27%, primarily due to lower LVP in Autoliv’s most important markets and a 45% sales drop for the Seat Sub-Systems business due to its high dependence on the light truck market.

Sales by Region
Sales from Autoliv’s European companies declined by 46% to $528 million due to a 34% lower organic sales and a 12% negative currency translation effect. The decline in organic sales reflects the drop of close to 30% in West European LVP, an unfavorable model mix in Europe’s light vehicle production and the above-mentioned sharp drop in sales of Seat Sub-Systems.

Sales from Autoliv’s North American companies declined by nearly 15% to $348 million including a negative currency effect of just over 3% from a weaker Mexican peso. Sales were favorably impacted by almost 1% from “the Tyco acquisition". Consequently, organic sales declined by 12%, significantly less than the 26% drop in the region’s LVP. Autoliv’s better performance than the market was due both to the Company’s relatively low dependence on the market for SUVs and other light trucks and to market share gains thanks to new business for such recently launched new models as the Chevrolet Traverse, the Ford F-series, the Volkswagen Jetta and the BMW X6.

Sales from Autoliv’s companies in Japan declined by 4% to $174 million. Excluding favorable currency effects of 20%, organic sales declined by 24%. This was primarily due to an 18% decrease in Japanese LVP. Autoliv’s sales were also affected by the fact that production declined the most for premium cars and other cars with high safety content for export to North America and Western Europe. These negative effects were partially offset by new business on Honda’s Accord, Freed, Odyssey and Acura’s TSX.

Sales from Autoliv’s companies in the Rest of the World (RoW) dropped by 35% to $144 million. Excluding negative currency effects and the AIN-acquisition, in November 2007, of 14% and 1%, respectively, organic sales declined by 22%. The decline was due the drop in the Region’s LVP exacerbated by an even sharper drop in production of vehicles with higher safety content, primarily for the markets in North America.

Earnings
Primarily due to the sharp drop in vehicle production gross profit declined to $142 million from $347 million in the fourth quarter 2007 and gross margin to 11.9% from 19.5%. Higher costs – on a year-on-year basis – for raw materials, freight and utility costs reduced gross profit by $23 million, despite lower raw material prices recently. Gross profit was also reduced by currency translation effects of $31 million, partially offset by positive currency transaction effects of $6 million. Asset impairments recognized during the quarter had an $8 million negative effect.

Operating income declined by $191 million to a loss of $27 million and operating margin to (2.3%) from 9.2% in the fourth quarter 2007. Operating loss and margins were affected by lower gross profit as well as by severance and restructuring costs that were $29 million higher than in the same quarter 2007. Selling, general and administrative expense (S,G&A), declined by 29% of which 21% was due to cost savings and 8% to currency effects. Research, development and engineering expense, net (RD&E), declined by 22% of which 12% was due to currency effects and 10% due to higher engineering income and the Company’s cost savings actions. On a comparable basis, i.e. excluding severance and restructuring costs of $40 million in the fourth quarter 2008 and $11 million in the same quarter 2007, operating income declined to $13 million from $175 million and operating margin to 1.1% from 9.8%. This decline of $162 million in operating income was less than the $203 million gross profit decline thanks to the Company’s action program and other cost savings activities that resulted in the above-mentioned reductions in SG&A and RD&E expenses.

Income before taxes declined by $196 million to a loss of $47 million primarily due to lower operating profit. Interest expense net increased by $3 million due to the Company’s precautionary financing measures in response to the severe turmoil in the credit market and temporarily elevated LIBOR interest rates.

Net income declined by $132 million to a loss of $38 million. Income tax was a benefit of $9 million due to a release of accrued taxes reflecting the swing in pre-tax income to a loss in the fourth quarter from a profit in previous quarters. On a comparable basis, i.e. excluding severance and restructuring, net income declined by $114 million to a loss of $12 million.

Earnings per share declined to a loss of $0.55 compared to a profit of $1.25 for the same quarter 2007. On a compareable basis, i.e. excluding severance and restructuring costs that accounted for 28 cents of the decline, earnings per share decreased by $1.51 to a loss of $0.17. The average number of shares outstanding decreased by 7% to 70.3 million without dilution.

Cash Flow and Balance Sheet
Operating cash flow during the quarter amounted to $188 million compared to an unusually strong cash flow of $232 million during the same quarter 2007. The continued strong cash flow reflects both efficient working capital management and a reduction of $351 million in accounts receivable from customers, mainly as a reflection of the sharp sales drop in December. However, this favorable working capital effect was partially offset by a reduction of $272 million in accounts payable and accrued expenses, also primarily triggered by the sales drop.

Cash flow before financing was $110 million compared to $105 million in the fourth quarter 2007. Capital expenditures, net of $77 million were $14 million less than depreciation and amortization and $10 million less than capital expenditures in the fourth quarter 2007.

Autoliv has a target that working capital should not exceed 10% of annual sales. This ratio declined to 8.0% from 9.2% from the end of previous quarter and from 9.1% a year ago.

In relation to days sales outstanding, receivables declined to 60 days from 74 at the end of the third quarter and from 63 days a year ago. Days inventory on-hand increased to 47 from 32 days a year ago and from 44 during the quarter.

Thanks to the strong cash flow, net debt decreased by $84 million to $1,195 million despite capital expenditures net of $77 million and a quarterly dividend payment of $29 million. However, gross interest-bearing debt increased by $172 million to $1,671 million. This was due to the precautionary financing in response to the credit crisis.

During the quarter, Autoliv repaid the $150 million it withdrew in September as a precautionary measure from its revolving credit facility (RCF) after the Lehman Brothers collapse. Autoliv also repaid net $311 million in U.S. commercial paper. The portion of the repayments that were not covered by internal cash flow was financed using $187 million of new medium-term credit lines (See “Significant Events”), by issuing Swedish commercial paper and by utilizing a portion of the $500 million that was withdrawn from the RCF in October, also as a precautionary measure.

At the end of the quarter, Autoliv had $489 million in cash compared to upcoming debt maturities during 2009 of $399 million. In addition, Autoliv has unutilized RCF-lines of $600 million that are available until November 2012 and $60 million in other facilities with shorter remaining lives, besides overdraft facilities for the daily operations.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. On December 31, these ratios were 2.0 and 5.5, respectively. Leverage ratio is measured as net debt (including pension liabilities) in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and interest coverage as Operating income (excluding amortization of intangibles) in relation to interest expense, net. The net debt to capitalization ratio was unchanged at 36% as at the end of the previous quarter.

During the quarter, equity decreased by $149 million to $2,116 million or to $30.11 per share primarily due to currency effects of $66 million, the net loss of $38 million, changes in pension liabilities of $32 million, and dividend of $29 million.

Launches in the 4thQuarter
•	Chery’s new A3 and QQ3; Seatbelts with pretensioners
•	Honda's Life: Seatbelts with pretensioners
•	Opel’s new Insignia: Steering wheel and frontal airbags
•	Suzuki’s A Star; Steering wheel, driver airbag, passenger airbag, side airbags, inflatable curtains
•	Toyota’s new Avensis: Side airbags, Inflatable Curtains and seatbelts

Full year

Market Overview
During the 12-month period January - December 2008, global light vehicle production (LVP) declined by 4% and by slightly more than 7% in the Triad.

In Europe, LVP decreased by 5%, due to a 9% decrease in Western Europe. In Eastern Europe, LVP grew by 6%.

In North America, LVP declined by 16%, including a 25% drop in the production of light trucks. GM, Ford and Chrysler reduced their production by 21% combined, while the Asian and European vehicle manufacturers reduced their production in North America by 7%.

In Japan, LVP declined by 1%.

In the Rest of the World (RoW) LVP rose by 4%.

Consolidated Sales
Consolidated net sales decreased by slightly more than 4% to $6,473 million. Excluding favorable currency effects of slightly more than 4% and acquisitions that added 1%, organic sales decreased by close to 10%. This was primarily due to the LVP declines in North America and Western Europe of 16% and 9%, respectively. The sales decline also reflects an unfavorable model mix exacerbated by the phase-out and delayed introduction of the Renault Mégane, the Volkswagen Golf and other important vehicle models for Autoliv.

Sales of airbag products declined by less than 6% to $4,130 million. Excluding favorable currency effects of 4%, organic sales decreased by 10% which was virtually in line with the average decline in LVP in Western Europe and North America, the main markets for airbags.

Sales of seatbelt products decreased by 2% to $2,343 million. Excluding 5% from favorable currency effects and 2% from the AIN-acquisition, organic sales declined by 9% primarily due to lower LVP in Western Europe which is the dominant market for advanced and higher value-added seatbelts.

Sales from Autoliv’s European companies decreased by 6% to $3,438 million.  Excluding favorable currency effects of 6%, organic sales declined by 12% due to a weak Western European light vehicle production and an overall negative vehicle model mix in European LVP.

Sales from Autoliv’s North American companies decreased by 12% to $1,510 million. The impact of acquisitions and currency effects were negligible. The organic sales decline of 12% compares favorably with a 16% decline in North American LVP thanks to a positive vehicle model mix.

Sales from Autoliv’s companies in Japan rose by 18% to $740 million due to favorable currency effects of 15% and organic sales growth of 3% compared to the 1% decline in Japanese vehicle production. Autoliv’s performance was mainly due to increased sales of side curtain airbags for head protection and new business for Toyota, Nissan, Mitsubishi, Suzuki and Honda.

Sales from Autoliv companies in the RoW increased by 2% to $785 million including 6% from the AIN-acquisition. Currency effects had a 1% negative impact. Organic sales therefore declined by 2%, primarily due to a 6% reduction in light vehicle production in Korea, the Region’s dominant market for airbags and other automotive safety products.

Earnings
Gross profit declined by $206 million to $1,124 million and gross margin to 17.4% from 19.7%, primarily due to lower sales and higher raw material costs.

Operating income declined by $196 million to $306 million and operating margin to 4.7% from 7.4%. In 2007, operating income was affected by a $30 million increase in legal reserves, while 2008 was affected by severance and restructuring cost of $80 million, which was approximately $56 million more than in 2007. On a comparable basis (i.e. excluding both severance and restructuring costs and the 2007 increase in legal reserves) operating income declined by $170 million to $386 million and operating margin to 6.0% from 8.2%.

Income before taxes declined by $197 million to $249 million. The cost for other financial items was reduced by $7 million due to lower negative effects from loans in foreign currencies. This impact was partially offset by a $7 million higher interest expense, resulting from a higher average net debt and higher market interest rates.

Net income declined by $123 million to $165 million. The effective tax rate was 31% compared to 34% for 2007.  On a comparable basis (i.e. excluding severance and restructuring costs as well as the increase in legal reserves in 2007) net income decreased by $105 million to $219 million.

Earnings per share amounted to $2.28 compared to $3.68 for the same period 2007. On a comparable basis (i.e. excluding the net effect of 30 cents of both severance and restructuring costs and the increase in legal reserves), earnings per share declined by $1.10 to $3.04. Earnings per share were favorably impacted by 24 cents from the stock repurchase program, 21 cents from currencies and 14 cents from a lower effective tax rate. Lower pre-tax income had a $1.69 negative effect. The average number of shares outstanding decreased by 8% to 72.1 million.

Cash Flow and Balance Sheet
Operations generated $614 million in cash and $286 million before financing compared to $781 million and $350 million during 2007. Capital expenditures, net amounted to $279 million and depreciation and amortization to $347 million compared to $314 million and $321 million, respectively, during 2007.

Due to the strong cash flow, net debt increased by only $13 million despite stock buybacks and dividend payments totalling $289 million, capital expenditures of $279 million and acquisitions for $47 million. Gross interest-bearing debt increased by $319 million and net debt to capitalization to 36% from 33%.

Equity decreased by $233 million due to stock repurchases of $174 million, dividends of $115 million, currency effects of $101 million and higher pension liabilities of $32 million. Equity was favorably impacted by $165 million from net income, by $14 million due to a change in accrued dividends and $10 million from the exercise of stock options.

Return on equity amounted to 7% and return on capital employed to 9%. On a comparable basis return on equity decreased to 9% from 14% and return on capital employed to 11% from 16%.

Q4 – Report 2008

Headcount
Total headcount (permanent and temporary employees) was reduced by 4,000 during the quarter and by 4,600 during the 12-month period to 37,300, despite an acquisition in September that added 115. However, since July when the action program started, the gross reduction has been 5,900.

Of the headcount reductions during the year, 3,400 were in high-cost countries and 1,200 in low-cost countries (LCC), while 1,300 were permanent employees and 3,300 temporaries. As a result, 55% of total headcount are currently in LCC compared to 52% a year ago and 9% of total headcount corresponding to 3,300 people are temporary employees.

Outlook
The latest forecasts from J.D. Power and CSM indicate a decline of 30% in global light vehicle production (LVP) for the first quarter 2009. This includes production cuts in North America and Western Europe, where Autoliv derives more than 70% of revenues, of 42% and 36%, respectively. For the full year, these market institutes predict declines in LVP of 13% globally, of 21% in North America and of almost 20% in Western Europe.

Based primarily on these uncertain assumptions, organic sales during the first quarter are expected to continue to track LVP in Western Europe and North America, and are projected to decline at a rate of approximately 40%. Based on exchange rates at the end of 2008, currency effects would be negative by 5% but the USD has continued to strengthen. Consequently, current assumptions indicate a consolidated sales decline in excess of 45%.

As in the previous quarters, Autoliv expects to offset a significant portion of the impact of this expected sales decline thanks to its action program and other aggressive internal measures. However, the current drop in LVP is so rapid that it will inevitably affect the income levels. Currently, operating margin for the first quarter is therefore expected to be negative in the range of  5-7%, excluding restructuring costs. Cash flow will be negative, partially as an effect of the exceptional reduction of sales in December and by cash outlays reserved for in the action program.

During the rest of the year, actions taken already by the Company and any additional actions should generate increasingly greater cost savings. Autoliv should also benefit increasingly from lower commodity costs, given current raw material price levels. Additionally, LVP levels during the first quarter will be affected by substantial inventory reductions and could turn out to be the low point for the year. Provided that these trends and assumptions prevail, it could be possible to report a positive operating income excluding restructuring costs later in the year, and potentially even for the full year 2009. Currently restructuring costs are expected to remain at the same level as in 2008.

Organic sales for the full year are expected to slightly outperform LVP in Western Europe and North America. However, all LVP forecasts are currently very uncertain, as are customer and supplier financial viability.

Other Significant Events
• At the end of September, Autoliv acquired the automotive radar sensor business of Tyco Electronics for $42 million. This small – but strategic – acquisition is not expected to materially impact Autoliv's earnings short-term.
• During the fourth quarter, Autoliv secured additional medium-term financing in Swedish Krona and US dollars to reduce its dependence on the U.S. commercial paper market. The new credit lines are equivalent to approximately $250 million, of which $187 million is currently used. None of Autoliv’s credit facilities are subject to financial covenants.
• Effective December 16, the Board of Directors elected Dr. Wolfgang Ziebart as new member of the Board to replace Mr. Per Welin who will retire at the upcoming Annual General Meeting of Shareholders.

Annual General Meeting of Shareholders
The 2009 Shareholders Meeting will be held in Chicago on May 6. Holders of record at the close of business on March 9 are entitled to be present and vote at the Meeting.
A Notice of Internet Availability of Proxy Material will be mailed to shareholders in the last week of March.

Dividend and Next Report
Given the expected low light vehicle production and the risk for customer and supplier payment defaults, it is prudent to preserve cash. The Board of Directors therefore reduced the quarterly dividend per share to 21 cents for the first quarter 2009 from 41 cents per share for the fourth quarter 2008. The 21 cent dividend per share will be paid on March 5 to shareholders of record as of February 5, 2009. The ex-date, when the stock will trade without the right to the dividend is February 5, 2009.
Autoliv intends to publish the quarterly report for the first quarter 2009 on Tuesday April 21.

“Safe Harbor Statement”
This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements for a variety of reasons, including without limitation, changes in and the successful execution of the action program discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material costs particularly commodity and energy costs, customer bankruptcies and industry consolidation, changes in consumer preferences for end products, customer losses and changes in regulatory conditions, availability and terms of financing necessary to fund our operations, as well the risks and other factors discussed in our filings with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicity any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings
Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q4 – Report 2008

KEY RATIOS

	Quarter October - December		12 months January - December

	2008	2007	2008	2007

(Loss)/Earnings per share 1)	$(0.55)	$1.25	$2.28	$3.68
Equity per share	30.11	31.83	30.11	31.83
Cash dividend paid per share	0.41	0.39	1.60	1.54
Operating working capital, $ in millions 2)	518	614	518	614
Capital employed, $ in millions	3,312	3,531	3,312	3,531
Net debt, $ in millions 2)	1,195	1,182	1,195	1,182
Net debt to capitalization, % 3)	36	33	36	33

Gross margin, % 4)	11.9	19.5	17.4	19.7
Operating margin, % 5)	(2.3)	9.2	4.7	7.4

Return on equity, % 6)	(7.0)	16.0	7.1	12.0
Return on capital employed, % 7)	(3.1)	18.9	8.8	14.6

Average no. of shares in millions 1)	70.3	75.5	72.1	78.3
No. of shares at period-end in millions 8)	70.3	73.8	70.3	73.8
No. of employees at period-end	34,000	35,300	34,000	35,300
Headcount at period-end	37,300	41,900	37,300	41,900
Days receivables outstanding 9)	60	63	49	64
Days inventory outstanding 10)	47	32	39	33
1) Assuming dilution and net of treasury shares except fourth quarter 2008 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt, minority and equity. 4) Gross profit relative to sales.  5) Operating income relative to sales. 6) Net income relative to average shareholders’ equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares.  9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data)

	Quarter October – December		12 months January - December

	2008	2007	2008	2007
Net sales
- Airbag products	$784.4	$1,145.7	$4,130.3	$4,377.2
- Seatbelt products	408.7	638.6	2,342.9	2,391.8
Total net sales	1,193.1	1,784.3	6,473.2	6,769.0

Cost of sales	(1,051.2)	(1,437.1)	(5,349.0)	(5,438.4)
Gross profit	141.9	347.2	1,124.2	1,330.6

Selling, general & administrative expenses	(63.6)	(89.2)	(354.3)	(359.8)
Research, development & engineering expenses	(63.8)	(81.4)	(367.2)	(395.7)
Amortization of intangibles	(5.9)	(5.8)	(23.6)	(20.3)
Other income (expense), net	(35.9)	(6.7)	(72.6)	(52.8)
Operating income/(loss)	(27.3)	164.1	306.5	502.0

Equity in earnings of affiliates	0.5	1.7	3.9	6.4
Interest income	6.3	3.1	12.8	9.0
Interest expense	(24.0)	(17.8)	(72.9)	(62.5)
Other financial items, net	(2.1)	(1.9)	(1.6)	(8.7)
Income/ (loss) before income taxes	(46.6)	149.2	248.7	446.2

Income taxes	8.9	(53.8)	(76.3)	(150.3)
Minority interests in subsidiaries	(0.7)	(1.4)	(7.7)	(8.0)
Net income/(loss)	$(38.4)	$94.0	$164.7	$287.9

(Loss)/Earnings per share 1)	$(0.55)	$1.25	$2.28	$3.68
 1) Assuming dilution and net of treasury shares except fourth quarter 2008 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q4 – Report 2008

CONSOLIDATED BALANCE SHEETS
 (Dollars in millions)

	December 31	September 30	June 30	March 31	December 31
	2008	2008	2008	2008	2007
Assets
Cash & cash equivalents	$488.6	$213.6	$127.1	$226.4	$153.8
Receivables	838.5	1,226.5	1,408.2	1,370.9	1,230.7
Inventories	592.4	653.8	649.5	607.0	561.3
Other current assets	166.8	155.7	165.8	174.3	149.4
Total current assets	2,086.3	2,249.6	2,350.6	2,378.6	2,095.2

Property, plant & equipment, net	1,158.2	1,222.4	1,291.0	1,297.5	1,259.8
Investments and other non-current assets	215.9	192.0	197.8	203.1	190.9
Goodwill assets	1,607.8	1,623.0	1,613.1	1,617.5	1,613.4
Intangible assets, net	137.4	138.9	136.4	142.8	146.1
Total assets	$5,205.6	$5,425.9	$5,588.9	$5,639.5	$5,305.4

Liabilities and shareholders’ equity
Short-term debt	$270.0	$377.3	$583.6	$569.2	$311.9
Accounts payable	613.4	777.2	936.8	914.6	834.0
Other current liabilities	497.3	639.6	645.5	608.3	517.4
Total current liabilities	1,380.7	1,794.1	2,165.9	2,092.1	1,663.3

Long-term debt	1,401.1	1,121.7	752.4	891.4	1,040.3
Pension liability	111.0	52.3	60.8	63.7	63.3
Other non-current liabilities	139.0	136.1	137.3	138.3	137.2
Minority interests in subsidiaries	57.3	56.4	56.5	57.8	52.2
Shareholders’ equity	2,116.5	2,265.3	2,416.0	2,396.2	2,349.1
Total liabilities and shareholders’ equity	$5,205.6	$5,425.9	$5,588.9	$5,639.5	$5,305.4

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Quarter October - December		12 months January - December

	2008	2007	2008	2007

Net income/(loss)	$(38.4)	$94.0	$164.7	$287.9
Depreciation and amortization	90.4	84.5	346.9	320.8
Deferred taxes and other	39.9	(8.8)	28.7	3.0
Changes in operating assets and liabilities	96.0	61.9	73.3	169.1
Net cash provided by operating activities	187.9	231.6	613.6	780.8

Capital expenditures, net	(76.7)	(86.4)	(279.1)	(314.2)
Acquisitions of businesses and other, net	(1.1)	(40.6)	(48.7)	(116.9)
Net cash used in investing activities	(77.8)	(127.0)	(327.8)	(431.1)

Net cash before financing 1)	110.1	104.6	285.8	349.7

Net increase (decrease) in short-term debt	(81.7)	(57.5)	(22.5)	(33.8)
Issuance of long-term debt	326.3	400.0	737.4	648.4
Repayments and other changes in long-term debt	0.0	(305.2)	(322.5)	(498.9)
Dividends paid	(28.8)	(29.4)	(115.2)	(120.6)
Shares repurchased	(0.0)	(123.0)	(173.5)	(380.0)
Stock options exercised	0.2	2.9	4.9	11.4
Other, net	0.3	0.1	(3.3)	(1.2)
Effect of exchange rate changes on cash	(51.4)	1.2	(56.3)	10.7
Increase (decrease) in cash and cash equivalents	275.0	(6.3)	334.8	(14.3)

Cash and cash equivalents at period-start	213.6	160.1	153.8	168.1
Cash and cash equivalents at period-end	$488.6	$153.8	$488.6	$153.8
1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4 – Report 2008

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP
(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL
Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	December 31	September 30	June 30	March 31	December 31
	2008	2008	2008	2008	2007
Total current assets	$2,086.3	$2,249.6	$2,350.6	$2,378.6	$2,095.2
Total current liabilities	(1,380.7)	(1,794.1)	(2,165.9)	(2,092.1)	(1,663.3)
Working capital	705.6	455.5	184.7	286.5	431.9
Cash and cash equivalents	(488.6)	(213.6)	(127.1)	(226.4)	(153.8)
Short-term debt	270.0	377.3	583.6	569.2	311.9
Derivative asset and liability, current	15.9	(1.0)	(4.2)	(1.7)	(4.4)
Dividends payable	14.8	29.0	32.8	28.5	28.8
Operating working capital	$517.7	$647.2	$669.8	$656.1	$614.4

NET DEBT
As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for the Company’s Revolving Credit Facility when it still had covenants. By adjusting for DRD’s, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD’s reported in other balance sheet captions.

	December 31	September 30	June 30	March 31	December 31
	2008	2008	2008	2008	2007
Short-term debt	$270.0	$377.3	$583.6	$569.2	$311.9
Long-term debt	1,401.1	1,121.7	752.4	891.4	1,040.3
Total debt	1,671.1	1,499.0	1,336.0	1,460.6	1,352.2
Cash and cash equivalents	(488.6)	(213.6)	(127.1)	(226.4)	(153.8)
Debt-related derivatives	12.8	(6.4)	(14.1)	(20.8)	(16.5)
Net debt	$1,195.3	$1,279.0	$1,194.8	$1,213.4	$1,181.9

COMPONENTS IN SALES INCREASE/DECREASE
Since the Company generates nearly 80% of sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter October – December

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(34.1)	(332.3)	(12.1)	(49.4)	(23.7)	(42.9)	(21.5)	(47.4)	(26.5)	(472.0)
Currency effects	(12.2)	(119.0)	(3.4)	(13.8)	19.6	35.4	(13.9)	(30.6)	(7.1)	(128.0)
Acquisitions/divestitures	0.4	4.1	0.8	3.2	–	–	0.7	1.5	0.5	8.8
Reported change	(45.9)	(447.2)	(14.7)	(60.0)	(4.1)	(7.5)	(34.7)	(76.5)	(33.1)	(591.2)

12 months January – December

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(12.3)	(449.6)	(11.7)	(199.6)	3.3	20.7	(2.2)	(17.1)	(9.5)	(645.6)
Currency effects	6.1	223.4	(0.3)	(5.1)	14.7	92.1	(1.4)	(10.8)	4.4	299.6
Acquisitions/divestitures	0.1	4.1	0.2	3.2	–	–	5.6	42.9	0.7	50.2
Reported change	(6.1)	(222.1)	(11.8)	(201.5)	18.0	112.8	2.0	15.0	(4.4)	(295.8)

Q4 – Report 2008

ITEMS AFFECTING COMPARABILITY
(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter October – December 2008			Quarter October – December 2007

	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP

Gross profit	$144.5	(2.6)	$141.9	$347.2	-	$347.2
Gross margin %	12.1	(0.2)	11.9	19.5	-	19.5
Operating income	12.6	(39.9)	(27.3)	174.9	(10.8)	164.1
Operating margin, % 2)	1.1	(3.4)	(2.3)	9.8	(0.6)	9.2
Income before taxes	(6.7)	(39.9)	(46.6)	160.0	(10.8)	149.2
Net income	(12.2)	(26.2)	(38.4)	101.3	(7.3)	94.0
Capital employed	3,367	(55)	3,312	3,568	(37)	3,531
Return on capital employed, %	1.5	(4.6)	(3.1)	20.0	(1.1)	18.9
Return on equity, %	(2.2)	(4.8)	(7.0)	17.0	(1.0)	16.0
Earnings per share 3)	(0.17)	(0.38)	(0.55)	1.34	(0.09)	1.25
Equity per share	$30.89	$(0.78)	$30.11	$32.33	$(0.50)	$31.83

	12 months 2008			12 months 2007

	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP

Gross profit	$1,132.2	(8.0)	$1,124.2	$1,330.6	-	$1,330.6
Gross margin %	17.5	(0.1)	17.4	19.7	-	19.7
Operating income	386.5	(80.0)	306.5	556.2	(54.2)	502.0
Operating margin, % 2)	6.0	(1.3)	4.7	8.2	(0.8)	7.4
Income before taxes	328.7	(80.0)	248.7	500.4	(54.2)	446.2
Net income	219.4	(54.7)	164.7	324.5	(36.6)	287.9
Capital employed	3,367	(55)	3,312	3,568	(37)	3,531
Return on capital employed, %	11.0	(2.2)	8.8	16.1	(1.5)	14.6
Return on equity, %	9.4	(2.3)	7.1	13.5	(1.5)	12.0
Earnings per share 3)	3.04	(0.76)	2.28	4.14	(0.46)	3.68
Equity per share	$30.89	$(0.78)	$30.11	$32.33	$(0.50)	$31.83

1) Severance and restructuring and legal reserves (in 2007). 2) Operating income relative to sales. 3 Assuming dilution and net of treasury shares except fourth quarter 2008 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period.